Exhibit 99.1

                    Analog Devices Announces New Board Member

     NORWOOD, Mass.--(BUSINESS WIRE)--Nov. 23, 2005--Analog Devices, Inc. (NYSE:
ADI), a global leader in high-performance semiconductors for signal processing applications, today announced that Paul J. Severino, founder of Wellfleet Communications Inc. and co-founder of Bay Networks Inc., will be the company's newest board member, effective November 22, 2005. Mr. Severino, who presently serves as an investment advisor to emerging technology companies and venture funds, will join the board as a class II member with a term to expire in 2007.

     Mr. Severino served as president and CEO of the Billerica, Massachusetts-based Wellfleet Communications, which grew to become a leading supplier of high-performance, fault-resilient internetworking systems and services for enterprise network environments. Wellfleet was named "The Fastest Growing Company" in the United States by Fortune magazine in 1992 and 1993, preceding its 1994 merger with Synoptics Communications, Santa Clara, California. That merger created Bay Networks, where Mr. Severino served as chairman until 1996. Bay Networks was acquired in 1998 by Nortel Networks.

     "Paul's tireless entrepreneurship and ability to quickly and successfully capitalize on industry growth trends are valuable, hard-earned qualities, and we believe he will just as quickly prove an asset to our organization," said Ray Stata, Chairman of the Board.

     Mr. Severino in 1981 founded Interlan Inc., a leading provider of Ethernet connectivity products for mini and microcomputer systems, and was involved in the start-up of Data Translation Inc., where he served as vice president of engineering from 1976 to 1981.

     Mr. Severino, who earned a degree in electrical engineering in 1969 from Rensselaer Polytechnic Institute, is a director of Sonus Networks and serves as chairman of Massachusetts Technology Development Corp. He is also a co-founder and past-chairman of the Massachusetts Telecommunications Council and a trustee at Rensselaer and The Dana Farber Cancer Institute in Boston, Massachusetts.

     About Analog Devices

     Innovation, performance, and excellence are the cultural pillars on which Analog Devices has built one of the longest standing, highest growth companies within the technology sector. Acknowledged industry-wide as the world leader in data conversion and signal conditioning technology, Analog Devices serves over 60,000 customers, representing virtually all types of electronic equipment. Celebrating 40 years as a leading global manufacturer of high-performance integrated circuits used in analog and digital signal processing applications, Analog Devices is headquartered in Norwood, Massachusetts, with design and manufacturing facilities throughout the world. Analog Devices' common stock is listed on the New York Stock Exchange under the ticker "ADI" and is included in the S&P 500 Index.


     CONTACT: Analog Devices
              Maria Tagliaferro, 781-461-3282
              Director of Corporate Communications
              investor.relations@analog.com